YORK SPACE SYSTEMS INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
This Non-Employee Director Compensation Policy (this “Policy”) of York Space Systems Inc., a Delaware corporation (the “Company”), as adopted by the Board of Directors of the Company (the “Board”) and effective as of the date of adoption, (the “Effective Date”), sets forth the compensation payable to each member of the Board who is not an employee of the Company or any of its subsidiaries (each, a “Non-Employee Director”) as consideration solely for service on the Board. For the avoidance of doubt, nothing in this Policy will prohibit the Company from compensating any Non-Employee Director for services provided to the Company outside of such Non-Employee Director’s service on the Board. This Policy shall become effective on the Effective Date and shall remain in effect until it is revised or rescinded by the Board in its sole discretion at any time and from time to time.
1.General. This Policy shall be followed in connection with all compensation paid by the Company to Non-Employee Directors. Any member of the Board who is also an employee of the Company shall not be entitled to cash, equity or any other compensation pursuant to this Policy. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.
2.Cash Compensation.
(a)Annual Retainer. (i) Each Non-Employee Director serving as a member of the Board shall receive an annual cash retainer of $70,000.00 for service on the Board, and (ii) the non-executive chair, if any, shall receive an additional annual cash retainer of $25,000.00 ((i) and (ii), as applicable, the “Annual Retainer”).
(b)Committee Chair Compensation. A Non-Employee Director shall receive the following additional annual retainers for serving as a committee chair (the “Committee Chair Compensation”):
(i)The chair of the Audit Committee shall receive an additional annual retainer of $20,000.00 for such service.
(ii)The chair of the Compensation Committee shall receive an additional annual retainer of $17,500.00 for such service.
(iii)The chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $15,000.00 for such service.
(c)Payment Schedule and Prorated Compensation for the Annual Retainers and Committee Chair Compensation. The Annual Retainer and Committee Chair Compensation

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(collectively, “Cash Compensation”) for each Non-Employee Director shall be paid by the Company in quarterly installments in arrears within 60 days following the completion of each quarter. Such amounts shall be paid in the calendar quarter immediately following the quarter to which such amount relates. If a Non-Employee Director does not serve as a Non-Employee Director (or in the applicable positions described in Section 2(b)) for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the Cash Compensation otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Sections 2(a) and 2(b), with such prorated portion determined by multiplying such otherwise payable Cash Compensation by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director (or in the applicable positions described in Section 2(b)) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
3.Equity Compensation. Non-Employee Directors shall be granted the Equity Award described below, subject to the Board’s approval. The Equity Award described below shall be granted under and shall be subject to the terms and provisions of the York Space Systems Inc. 2026 Omnibus Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to award agreements in substantially the forms approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.
(a)Annual Award. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be granted, subject to the Board’s approval, on the date of such Annual Meeting, an award of Restricted Stock Units (the “Equity Award”) pursuant to the Equity Plan with a grant date fair market value equal to approximately $180,000.00; provided, however, that to compensate Non-Employee Directors for the period between January 30, 2027 and the Company’s first Annual Meeting the Board may award a prorated Equity Award (the “Prorated Equity Award”) with a grant date fair market value equal to the Equity Award value pursuant to Section 3 multiplied by a fraction, the numerator of which is the number of full months anticipated to elapse from the date of grant through the first Annual Meeting and the denominator of which is 12 to any Non-Employee Director who (i) is serving on the Board as of January 30, 2027 and (ii) will continue to serve as a Non-Employee Director immediately following January 30, 2027. Such Prorated Equity Award will vest on the first Annual Meeting, subject to such Non-Employee Director’s continuous service on the Board through such date.
(b)New Directors. In the event a new Non-Employee Director is elected or appointed to the Board, at any time other than on the date of an Annual Meeting, such Non-Employee Director will be eligible to receive a one-time prorated Equity Award pursuant to the Equity Plan, with such prorated portion determined by multiplying the Equity Award value

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pursuant to Section 3(a) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director during the period prior to the following Annual Meeting and the denominator of which is 365.
(c)Additional Terms of Awards. Each Equity Award will be granted under and subject to the terms and conditions of the Equity Plan and the applicable form of award agreement (if any) previously approved by the Board. The Board may change or otherwise revise the terms of awards to be granted in the future pursuant to this Policy in its discretion.
4.Expense Reimbursement. All Non-Employee Directors will be eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or committees thereof or otherwise performing duties consistent with service on the Board in accordance with the Company’s expense reimbursement policy, subject to the provision by the applicable Non-Employee Director of documentation evidencing such expenses in a form reasonably satisfactory to the Company.
5.Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the third month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the third month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Non-Employee Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.
6.Insider Trading. All directors are subject to the Company’s Insider Trading Policy.

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